PRESS RELEASE: For Immediate Release

                            CONTACT: Les Winder
                                     (201) 808-8862

ELECTRONICS COMMUNICATIONS CORP.
ANNOUNCES 12-1 REVERSE STOCK SPLIT

FAIRFIELD, N.J., July 31 -- Electronics Communications Corp (NASDAQ; ELCC) today announced that its Board of Directors, in an effort to spur interest in the Company's stock, and to enhance shareholder value, had authorized a 12-to-1 reverse stock split of its $.05 par value Common Stock. The new Common Stock certificates will have a $.60 par value. Holders of the Company's Class A Warrants (NASDAQ; ELCCW) may convert their Warrants into the $.60 par value Common Stock by presenting twelve Class A Warrants and the payment of a $27.00 conversion price for each share of new $.60 par value Common Stock sought to be purchased and issued.

For a period of approximately twenty (20) days from today, the Company's Common Stock will trade under the symbol "ELCCD", to denote a new issue. From and after August 28, 1997, the Company's symbol will return to "ELCC."

William S. Taylor, the Company's president noted: "Our ongoing efforts to build out and operate our digital paging network and personal communications services ("PCS") infrastructure require a strong market for the Company's stock. I believe this action by the Board of Directors will have a positive effect on those efforts and the Company's future."

Electronics Communications Corp., located in Fairfield, New Jersey is a wireless communications service provider which owns and operates a digital, state-of-the-art Glenayre (NASDAQ; GEMS) FlexTM paging network and holds six Federal Communications Commission PCS licenses for areas of Vermont, Maine, New Hampshire, New York and Pennsylvania. These licenses cover approximately 1.6 million people and allow the Company to build and operate a PCS wireless communications service. PCS is often referred to as the next generation of wireless communications.

For more information, please contact Les Winder, Executive Vice President of Electronics Communications Corp., at (201) 808-8862.